EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements and Related Prospectuses (Forms S-3 No. 333-84402, No. 333-42245; and Forms S-8 No. 333-95282, No. 333-3438, No. 333-26135, No. 333-44281, No. 333-50679, No. 333-76991, No. 333-33944, No. 333-56800, No. 333-84404, No. 333-101378 and No. 333-115494) of our report dated October 27, 2004, with respect to the consolidated financial statements of Integrated Silicon Solution, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2004.

/s/    ERNST & YOUNG LLP

San Jose, California

December 13, 2004